Exhibit 10.5

F.N.B. CORPORATION

AMENDED RESTRICTED STOCK UNIT AWARD AGREEMENT
(Pursuant to 2007 Incentive Compensation Plan)

This Amended Restricted Stock Unit Award Agreement (the “Agreement”) is between Stephen J. Gurgovits (“Participant”) and F.N.B. Corporation (“F.N.B.”) and sets forth the terms and conditions of the award of Restricted Stock Units granted to Participant on March 17, 2010 (“Grant Date”) by the Compensation Committee of the Board of Directors (the “Committee”) of F.N.B. pursuant to the terms of the 2007 Incentive Compensation Plan (the “Plan”). The terms of the Plan are incorporated herein by reference, including the definitions of terms contained in the Plan. Unless the context indicates otherwise, all references in this Agreement to “F.N.B.” shall mean F.N.B. and its direct and indirect subsidiaries and affiliates.

RECITALS

WHEREAS, F.N.B.’s Board and shareholders have adopted and approved the F.N.B. Corporation 2007 Incentive Compensation Plan (“Plan”); and

WHEREAS, F.N.B. intends to award certain management employees for F.N.B.’s long term performance which is designed to deliver total shareholder return by combining an attractive dividend yield with earnings per share growth for the purpose of attaining a corresponding share price appreciation; and

WHEREAS, F.N.B. believes these awards will align management’s interest with those of the shareholders;

WHEREAS, the March 17, 2010, Restricted Stock Unit Award Agreement entered into with Participant is hereby being amended to correct certain scrivener’s errors concerning the terms and conditions of said agreement and to replace said agreement; and

WHEREAS, the Participant has accepted the grant of the Restricted Stock Units and agrees to the amended terms and conditions stated below:

Section 1. Purpose. The purpose of this award is to align Participant’s interest with that of F.N.B. shareholders by attaining total shareholder return through a combination of an attractive dividend yield and earnings per share growth over the performance period, which is consistent with F.N.B.’s investment thesis of achieving total shareholder return of nine to twelve percent.

Section 2. Restricted Stock Unit Award. Subject to the provisions of this Agreement and the provisions of the Plan, F.N.B. hereby confirms the grant to Participant of 50,393 Restricted Stock Units (the “Target Amount”) which shall become vested in shares of F.N.B. common stock in an amount as determined under Section 3(b) hereof provided that the applicable Vesting Requirements described in 3(a)(i)(1) and (2) of this Agreement have been met. These Restricted Stock Units are notational units of measurement denominated in shares of F.N.B. common stock (i.e., one restricted stock unit is equivalent to one share of F.N.B. common stock). The Restricted Stock Units represent an unfunded, unsecured deferred compensation obligation of F.N.B.

Section 3. Vesting.

(a)	All, a portion, a multiple or none of Participant’s Target Amount will vest subject to the following terms and conditions:

(i)	Service and Performance Requirements. Subject to the forfeiture and accelerated vesting provisions set forth in Section 4 hereof, the Target Amount shall become vested in shares of F.N.B. common stock and shall become deliverable in the amount described in Section 3(b) hereof (provided such delivery is otherwise in accordance with federal and state laws) to the Participant on March 1, 2014 (“Vesting Date”), provided each of the following two vesting requirements set forth in Section 3(a)(i)(1) and (2) below, are satisfied, which shall both hereinafter be referred to as the “Vesting Requirements,” or individually as the “Vesting Requirement.”

(1)	Service Requirement. Participant remains continuously employed by F.N.B. from the Grant Date through the Vesting Date; and

(2)	Performance Requirement. F.N.B.’s relative return on average tangible common equity (“ROATCE”), as calculated under Section 3(c)(i) herein, during the four year period beginning on January 1, 2010, and ending on December 31, 2013 (the “Performance Period”), is greater than or equal to the 25th percentile of the peer financial institutions’ (identified in Schedule 1 attached hereto and hereinafter referred to as the “Peer Financial Institutions”) ROATCE during the Performance Period as approved by the Committee on March 17, 2010 (“ROATCE Performance Goal”).

(b) Determination of Vested Restricted Stock Units Award Amount. Provided the Vesting Requirements are met, the number of the Participant’s Restricted Stock Units that will become vested on the Vesting Date will be determined as follows:

(i)	Maximum. If F.N.B.’s diluted earnings per common share growth (“F.N.B. EPS Growth”) during the Performance Period is at or above the 75th percentile of the Peer Financial Institutions’ diluted earnings per common share growth (“Peer Financial Institutions’ EPS Growth”) during the Performance Period, then the vested amount shall be 1.75 times the Target Amount (“Maximum Amount”);

(ii)	Target. If F.N.B.’s EPS Growth during the Performance Period is at the 50th percentile of the Peer Financial Institutions’ EPS Growth during the Performance Period, then the vested amount shall be the Target Amount;

(iii)	Threshold. If F.N.B.’s EPS Growth during the Performance Period is at the 25th percentile of the Peer Financial Institutions’ EPS Growth during the Performance Period, then the vested amount shall be 0.5 times the Target Amount (“Threshold Amount”); and

(iv)	Interpolation Between Levels. For amounts between the Threshold and Target levels or between the Target and Maximum levels, straight line interpolation, rounded up to the next whole share, will be used to determine the number of Restricted Stock Units that shall vest on the Vesting Date. For purposes of this Agreement, the amount of the Participant’s award that vests under the calculation set forth under this Section 3(b) of the Agreement shall be referred to herein as the “Award Amount.”

(c) Financial Performance Measurements.

(i)	F.N.B. ROATCE. For purposes of this Agreement, the calculation of F.N.B.’s ROATCE for the Performance Period shall be computed by taking the average of F.N.B.’s ROATCE for each year in the Performance Period and comparing that to the average ROATCE for the Peer Financial Institutions for each year in the Performance Period. ROATCE is calculated for each year in the Performance Period by taking net income available to common shareholders and adding back the after-tax effect of the amortization of acquisition-related intangible assets, divided by average common shareholders’ equity minus average acquisition-related intangible assets;

(ii)	F.N.B. and Peer Financial Institutions’ EPS. For purposes of this Agreement, the calculation of F.N.B.’s diluted earnings per common share growth for the four-year Performance Period shall be computed by calculating the compounded annual growth rate for F.N.B.’s diluted earnings per common share using 2009 diluted earnings per common share as the base amount and 2013 diluted earnings per common share as the achieved amount and comparing this result to the same calculation for the Peer Financial Institutions.

Section 4. Forfeiture; Termination of Employment; and Accelerated Vesting of Restricted Stock Units. Upon the effective date of the termination of Participant’s employment with F.N.B., the Restricted Stock Units shall immediately be forfeited and returned to F.N.B. by the administrator of this award program without consideration or future action being required of the Company; except that notwithstanding the foregoing, in the event such termination is a result of the following circumstances:

(a) Death. The Target Amount shall automatically vest (to the extent this award has not been previously forfeited) and become payable in accordance with Section 7 hereof immediately upon Participant’s death between the Grant Date and the Vesting Date.

(b) Disability. Provided the Vesting Requirements, except for the service requirement set forth at Section 3(a)(i)(1) hereof, have been met, the Participant shall be entitled to vesting on the Vesting Date in an amount not less than the pro rata amount of the Award Amount for the number of full months of the Performance Period (Participant shall be credited with working the full months of January, February and March 2010) the Participant worked before the Participant became a “Disabled Participant” (as defined in the Plan) as a portion of the total number of months (including January, February and March 2010) in the Performance Period. The number of Restricted Stock Units the Participant is entitled to have vest as a result of becoming a “Disabled Participant” and payable in accordance with Section 7 hereof, shall be calculated by multiplying the Award Amount by the fraction, the numerator of which is the number of full months (including credit for the full months of January, February and March 2010) the Participant worked during the Performance Period before the date Participant became a “Disabled Participant,” and the denominator of which is forty-eight (48), representing the total number of months in the Performance Period.

(c) Termination of Employment. Provided the Vesting Requirements have been met, except for the service requirement set forth at Section 3(a)(i)(1) hereof, the Participant shall be entitled to vesting on the Vesting Date in an amount not less than the pro rata amount of the Award Amount for the number of full months of the Performance Period the Participant was employed by F.N.B. or performed services for F.N.B. pursuant to his Amended and Restated Consulting Agreement dated June 18, 2008, as amended (“Consulting Agreement”) since the Grant Date, before the Participant’s employment was terminated without “Cause” (as defined in the Plan) or the Consulting Agreement was terminated. If the Company terminates Participant’s employment without “Cause” or terminates his service under the Consulting Agreement, the number of restricted units the Participant is entitled to have vest and payable in accordance with Section 7 hereof, shall be calculated by multiplying the Award Amount by the fraction, the numerator of which is the number of full months since the Grant Date that the Participant was employed by F.N.B. or during which the Consulting Agreement remained in effect during the Performance Period before the actual date of the termination of

Participant’s employment or the Consulting Agreement and the denominator of which is forty-eight (48), representing the total number of months in the Performance Period, less the number of full months of the Performance Period prior to the Grant Date.

(d)	Accelerated Vesting — Change in Control or Sale.

(i)	Participant is an Employee of F.N.B. Corporation or First National Bank of Pennsylvania (“Bank”). In the event a “Change in Control” (as defined in the Plan) of F.N.B. Corporation or the Bank occurs, prior to the Vesting Date and the Participant has remained continuously employed by F.N.B., since the Grant Date, the Target Amount shall immediately vest and be payable in accordance with Section 7 hereof.

(ii)	Participant is an Employee of Non-Bank Affiliate. If prior to the Vesting Date, the Participant is employed by a non-bank affiliate or subsidiary of F.N.B, and the Participant has remained continuously employed by the non-bank affiliate or subsidiary, or by the Bank or by F.N.B., the Participant shall be entitled to immediate vesting on the date of the sale of all or substantially all of the common stock or assets (“Sale”) of the non-bank affiliate of not less than the pro rata amount of the Target Amount for the number of full months of the Performance Period (Participant shall be credited with working the full months of January, February and March 2010) the Participant was employed before the effective date of the Sale of the non-bank affiliate. The amount of Participant’s Target Amount that shall vest under this Agreement upon the Sale of the non-bank affiliate which employs Participant shall be calculated by multiplying the Target Amount by the fraction, the numerator of which is the number of full months the Participant worked in the Performance Period up to the Sale date, (Participant shall be credited with working the full months of January, February and March 2010), and the denominator of which is forty-eight (48), representing the total number of months in the Performance Period.

(iii)	Termination of Employment While Change in Control Pending. For purposes of this Agreement, the termination of the Participant’s employment without “Cause” (as defined in the Plan), following execution of a definitive agreement contemplating a “Change in Control” of F.N.B. or the Bank, prior to the consummation date of the “Change in Control” or such Sale, shall immediately result in full vesting at the Target Amount. In the event the Participant is an employee of a non-bank affiliate or subsidiary of F.N.B. and such Participant’s employment is terminated without “Cause” while a Sale of such non-bank affiliate or subsidiary is pending, then the Restricted Stock Units shall vest in a pro rata amount for each full month up to the effective date of the Sale.

Section 5. Restrictions. The Restricted Stock Units shall be subject to the following restrictions:

(a) Restrictions on Transfer. The Restricted Stock Units may not be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to F.N.B. as a result of forfeiture of the units as provided herein and except by beneficiary designation, will or by laws of descent and distribution upon the Participant’s death.

(b) No Voting Rights. The Restricted Stock Units granted pursuant to this Agreement, whether or not vested, will not confer any voting rights upon the Participant, unless and until the Restricted Stock Units are paid to Participant in shares of F.N.B. common stock.

(c) Restricted Stock Units Subject to the Plans. The Restricted Stock Units awarded under the Agreement are subject to the terms of the Plan. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.

Section 6. Dividend Equivalents. Any dividend paid in cash on the shares of the F.N.B. common stock between the Grant Date and the date the Award Amount is paid to Participant under Section 7 hereof shall not be paid currently, but subject to the vesting requirements described herein, shall be converted into additional Restricted Stock Units and delivered to Participant in accordance with Section 7 hereof. Any Restricted Stock Units resulting from the conversion of these dividend amounts (“Dividend Units”) will be considered Restricted Stock Units for purposes of this Agreement and will be subject to all the terms, conditions and restrictions set forth herein. The Dividend Units shall be made in whole and/or fractional Restricted Stock Units and shall be based on the “Fair Market Value” (as defined in the F.N.B. Corporation Dividend Reinvestment and Director Stock Purchase Plan) of the shares of F.N.B. common stock on the date of payment of any such dividend. All Dividend Units shall be subject to the same vesting requirements applicable to previously held Restricted Stock Units in respect of which they were credited and shall be payable in accordance with Section 7 of this Agreement. Any dividends not paid in cash between the Grant Date and the date of the Award Amount shall be converted into additional Restricted Stock Units in accordance with the terms of the Plan.

Section 7. Payment of Vested Restricted Stock Units. Payment of Vested Restricted Stock Units shall be made within thirty (30) days of the Vesting Date following satisfaction of the Vesting Requirements or within thirty (30) days of an accelerated vesting event described in Section 3 herein. The Restricted Stock Units shall be paid in shares of F.N.B. common stock, after deduction of applicable minimum statutory withholding taxes as determined by F.N.B.

Section 8. Adjustments and Significant Events.

(a) Adjustments. The Committee shall have the authority to make equitable adjustments to the Restricted Stock Units in recognition of unusual or non-recurring events affecting F.N.B. or the financial statements of F.N.B. in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. Additionally, the Restricted Stock Units awarded under this Agreement shall be subject to the provisions of Section 2.6 of the Plan relating to adjustments for changes in corporate capitalization.

(b) Significant Events. In accordance with the terms of the Plan the Committee may determine the occurrence of a “significant event” which the Committee expects to have a substantial effect on the measurement of F.N.B.’s ROATCE Performance Goal or F.N.B.’s EPS Growth specified in this Agreement and therefore, the Committee has sole discretion to establish a revised F.N.B. ROATCE or F.N.B. EPS Growth measurement or other performance measurement as it shall deem necessary and equitable for purposes of maintaining the objective of the Award Amount contemplated by this Agreement. Such modification of the performance measurements specified in this Agreement by the Committee shall ensure that the F.N.B.’s ROATCE Performance Goal or the F.N.B. EPS Growth described in Section 3(c) hereof, or establishment of new performance measurements shall in no event be detrimental to the Participant and shall be consistent with any adjustment to the Company’s capital structure during the Performance Period. Such “significant events” contemplated herein may include, but not be limited to, capital raises, stock splits, stock buybacks, sale of business units, business restructuring charges, merger related costs, non-recurring activities, and other comparable events.

Section 9. No Right of Employment. Nothing in this Agreement shall confer upon the Participant any right to continue as an employee of F.N.B. nor interfere in any way with the right of F.N.B. to terminate the Participant’s employment at any time or to change the terms and conditions of such employment.

Section 10. Participant Bound by Plan. The Participant hereby acknowledges receipt of an e-mail from the Company which includes attachments containing copies of (a) the Plan and (b) the Prospectus relating to the Plan in connection with the registration of F.N.B. common stock under the Securities Act of 1933, as amended, and the Participant agrees to be bound by all the terms and provisions thereof. The Participant may receive a free hard copy of these Plan prospectus documents by requesting a copy from the Company Human Resources Department. To the extent of any inconsistency between the terms of this Agreement and the terms of the Plan, the latter shall govern. All capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Plan.

Section 11. Notices. Any notice hereunder to the Company shall be addressed to it at its office, F.N.B. Corporation, 3015 Glimcher Blvd., Hermitage, Pennsylvania 16148, c/o Human Resources Department, and any notice hereunder to the Participant shall be addressed to him/her at his/her address provided to the Company from time to time, subject to the right of either party to designate at any time hereafter in writing some other address.

Section 12. Construction and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflict of laws. All headings in this Agreement have been inserted solely for convenience of reference only, are not to be considered a part of this Agreement, and shall not affect the interpretation of any of the provisions of this Agreement. In the event of any dispute or claim relating to or arising out of this Agreement, the Participant and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association (“AAA”) in Mercer County, Pennsylvania in accordance with the AAA’s National Rules for the Resolution of Employment Disputes. The Participant acknowledges that by accepting this arbitration provision he/she is waiving any right to a jury trial in the event of a covered dispute. The arbitrator may, but is not required, to order that the prevailing party shall be entitled to recover from the losing party its attorneys’ fees and costs incurred in any arbitration arising out of this Agreement.

Section 13. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, F.N.B. Corporation has caused this Amended Restricted Stock Award Agreement to be executed on its behalf by its authorized officer, and the Employee has executed this Amended Restricted Stock Award Agreement, to be effective as of the day and year first above written.

F.N.B. CORPORATION

/s/Vincent J. Delie, Jr. Vincent J. Delie, Jr.
President and Chief Executive Officer
/s/Stephen J. Gurgovits
Stephen J. Gurgovits